NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Reports Results for First Quarter 2018
BIRMINGHAM, AL – (PRNewswire) – May 3, 2018 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three months ended March 31, 2018:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended March 31
	2018	2017	% Change
Revenues
Gross premiums written*	$243,010	$231,345	5.0%
Net premiums written	$215,132	$204,227	5.3%
Net premiums earned	$187,159	$182,903	2.3%
Net investment income	$22,027	$23,186	(5.0%)
Equity in earnings (loss) of unconsolidated subsidiaries	$1,640	$1,808	(9.3%)
Net realized investment gains (losses)	$(12,517)	$13,280	(194.3%)
Other income*	$2,723	$1,821	49.5%
Total revenues*	$201,032	$222,998	(9.9%)
Expenses
Net losses and loss adjustment expenses*	$129,786	$119,151	8.9%
Underwriting, policy acquisition and operating expenses*	$57,360	$57,108	0.4%
Total expenses*	$192,598	$182,767	5.4%
Income tax expense (benefit)	$(3,422)	$(1,224)	(179.6%)
Net income	$11,856	$41,455	(71.4%)
Non-GAAP operating income	$21,487	$33,401	(35.7%)
Weighted average number of common shares outstanding
Diluted	53,682	53,535	0.3%
Earnings per share
Net income per diluted share	$0.22	$0.77	(71.4%)
Non-GAAP operating income per diluted share	$0.40	$0.62	(35.5%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 12 of the Notes to Condensed Consolidated Financial Statements in the March 31, 2018 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended March 31
	2018	2017
Current accident year loss ratio	81.5%	80.9%
Effect of prior accident years’ reserve development	(12.2%)	(15.8%)
Net loss ratio	69.3%	65.1%
Expense ratio	30.6%	31.2%
Combined ratio	99.9%	96.3%
Operating ratio	88.1%	83.6%
Return on equity *	3.0%	9.1%
* Quarterly computations of ROE are annualized

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Management Commentary
“The trends that we noted in our year-end 2017 earnings release continue to drive our results as we enter 2018. We continue to be encouraged by our ability to grow premiums and maintain strong retention in our Specialty P&C and Workers’ Compensation segments. Specifically, within our Specialty P&C segment, our retention is increasing, as is our pricing on renewing business. This reinforces our belief that the value of ProAssurance is becoming more important in the face of a possible market change due to increased industry concern about upward trends in losses. The workers’ compensation market remains highly competitive, however our differentiated products and disciplined business strategy are allowing us to add new business and retain existing policyholders at rates we believe meet our long-term return expectations. While there have been short-term challenges in our Lloyd’s segment operations, we continue to believe the investment we are making is the foundation for future success, and will provide us with a window into additional opportunities outside Lloyd’s itself,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance.
First Quarter 2018 Highlights

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Consolidated gross premiums written were $11.7 million higher than the year-ago quarter, primarily due to higher premiums in our Workers’ Compensation and Specialty P&C segments. In our Worker’s Compensation segment, gross premiums written were $91.3 million, $7.1 million higher than in the first quarter of 2017. Gross premiums written in our Specialty P&C segment were $140.5 million, $3.7 million higher than in the year-ago quarter. Premiums written in our Lloyd’s segment were $12.4 million, approximately $350,000 less than in the first quarter of 2017.

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Net premiums earned were $187.2 million in the first quarter of 2018, a $4.3 million increase over the same quarter in 2017. Net premiums earned increased $3.2 million and $3.1 million in our Specialty P&C and Workers’ Compensation segments, respectively. Net premiums earned in our Lloyd's Syndicate segment decreased $2.1 million, reflecting the effect of a revision in our reinsurance agreements at the beginning of 2017.

•	Our coordinated sales & marketing programs produced $8.8 million of business in the first quarter of 2018 vs $7.7 million in the first quarter of 2017.

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Net favorable development was $22.8 million in the quarter, as compared to $28.8 million in the year-ago period. There was net favorable development in all operating segments: $20.6 million in Specialty P&C, $1.9 million in Workers’ Compensation and approximately $330,000 in our Lloyd’s segment.

•	The consolidated underwriting expense ratio was 0.6 points lower than the same period last year primarily due to lower share-based compensation expenses in our Corporate segment.

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Our net realized investment losses were $12.5 million in the first quarter of 2018, compared to net realized investment gains of $13.3 million in 2017, which primarily reflected mark-to-market adjustments in our equity trading portfolio.

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Our consolidated net investment result for the first quarter of 2018 was $23.7 million, a quarter-over-quarter decrease of $1.3 million due to reduced earnings from our fixed income portfolio, primarily reflecting lower average investment balances.

Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page reconciles net income to Non-GAAP operating income:

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Reconciliation of Net Income to Non-GAAP Operating Income (in thousands, except per share data)
	Three Months Ended March 31
	2018	2017
Net income	$11,856	$41,455
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	12,517	(13,280)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	(410)	824
Guaranty fund assessments (recoupments)	84	65
Pre-tax effect of exclusions	12,191	(12,391)
Tax effect (2)	(2,560)	4,337
After-tax effect of exclusions	9,631	(8,054)
Non-GAAP operating income	$21,487	$33,401
Per diluted common share:
Net income	$0.22	$0.77
Effect of exclusions	0.18	(0.15)
Non-GAAP operating income per diluted common share	$0.40	$0.62
(1) Net realized investment gains (losses) on investments related to our SPCs are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in SPC dividend expense (income).

(2) 21% and 35% are the annual expected incremental tax rates for the three months ended March 31, 2018 and 2017, respectively, associated with the taxable or tax deductible items listed above. The effective tax rate for each period was applied to these items in calculating net income. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our 2018 Form 10-Q filed on May 3, 2018.

Balance Sheet Highlights (in thousands, except per share data)
	March 31, 2018	December 31, 2017
Total investments	$3,498,645	$3,686,528
Total assets	$4,678,924	$4,929,197
Total liabilities	$3,109,755	$3,334,402
Common shares (par value $0.01)	$630	$628
Retained earnings	$1,614,344	$1,614,186
Treasury shares	$(418,009)	$(418,007)
Shareholders’ equity	$1,569,169	$1,594,795
Book value per share	$29.28	$29.83
Capital Management
We have not repurchased any shares of our stock in 2018 and did not repurchase any shares in 2017. As of
April 30, 2018, approximately $110 million remains available in our Board-authorized stock repurchase program.
In March 2018, our Board of Directors declared a regular dividend of $0.31 per share, which was paid in April 2018. This dividend continues our demonstrated commitment to effective capital management and value creation for shareholders, having returned more than $2.0 billion to shareholders in the form of regular and special dividends in the almost eleven years the current management team has been in place.

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Conference Call Information
ProAssurance management will discuss the results and the Company’s strategic direction on a conference call at 10:00 a.m. ET on Friday, May 4, 2018. Investors may dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least July 31, 2018 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10119093. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for eleven straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
SEGMENT RESULTS

Specialty P&C Segment ($ in thousands)
	Three Months Ended March 31
	2018	2017	% Change
Gross premiums written	$140,520	$136,858	2.7%
Net premiums written	$121,966	$117,297	4.0%
Net premiums earned	$116,276	$113,058	2.8%
Total revenues	$117,532	$114,256	2.9%

Net losses and loss adjustment expenses	$84,585	$74,994	12.8%
Underwriting, policy acquisition and operating expenses	$28,276	$25,977	8.9%
Segregated portfolio cell dividend expense (income)	$(30)	$(28)	(7.1%)
Total expenses	$112,831	$100,943	11.8%
Segment operating results	$4,701	$13,313	(64.7%)

Specialty P&C Segment Key Ratios
	Three Months Ended March 31
	2018	2017
Current accident year loss ratio	90.4%	88.7%
Effect of prior accident years’ reserve development	(17.7%)	(22.4%)
Net loss ratio	72.7%	66.3%
Underwriting expense ratio	24.3%	23.0%
Combined ratio	97.0%	89.3%

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Gross premiums written were $3.7 million higher than in the first quarter of 2017, driven by a $2.9 million increase in healthcare facilities business, primarily resulting from one large entity which increased their coverage by consolidating certain policies that were not previously insured by us. Physicians written premium increased $500,000 quarter-over-quarter, which includes an increase in premiums assumed in which we participate on a quota share basis.
We added $10.2 million of new business in the quarter, including $5.0 million of new physician business, $2.1 million of new healthcare facilities business and $1.4 million in our other healthcare providers line, including a policy written for a multi-state dental group policy, our largest dental policy to date. This compares to total new business of $10.2 million, new physician business of $6.4 million and new healthcare facilities business of $1.0 million in the first quarter of 2017. Much of this new business added in the first quarter of 2018, including the large dental policy, is the result of broker-driven submissions, which highlights the success of our broker-outreach initiatives.
Our premium retention rate in physician professional liability, the largest line in this segment, was 91% in the quarter, 1.0% higher than in the first quarter of 2017. Renewal pricing on physician business, the largest source of revenue in this segment, increased 1.0% quarter-over-quarter, and renewal pricing in the largely broker-driven healthcare facilities line was 3.4% higher, quarter-over-quarter. Every other line of business in this segment also produced higher renewal pricing.
The current accident year net loss ratio for the first quarter of 2018 was 1.7 points higher than the prior year’s first quarter, driven by both higher premiums earned as well as increased loss expectations in our excess and surplus lines business in the current period. These upward pressures were somewhat offset by the impact of the revision to our quota share reinsurance agreement with Syndicate 1729, in which we are retaining more premium at a lower loss ratio as compared to the total book of business in this segment. Net favorable loss development in the first quarter of 2018 was $20.6 million, as compared to $25.3 million in the year-ago quarter.
Our underwriting expense ratio was 1.3 points higher, quarter-over-quarter, due to higher acquisition costs, primarily commission expense, partially offset by an increase in net premiums earned as compared to 2017.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended March 31
	2018	2017	% Change
Gross premiums written	$91,349	$84,230	8.5%
Net premiums written	$81,325	$75,570	7.6%
Net premiums earned	$58,407	$55,283	5.7%
Total revenues	$58,773	$55,428	6.0%

Net losses and loss adjustment expenses	$36,715	$34,650	6.0%
Underwriting, policy acquisition and operating expenses	$17,333	$16,691	3.8%
Segregated portfolio cell dividend expense (income)	$1,894	$1,174	61.3%
Total expenses	$55,942	$52,515	6.5%
Segment operating results	$2,831	$2,913	(2.8%)

Workers’ Compensation Segment Key Ratios
	Three Months Ended March 31
	2018	2017
Current accident year loss ratio	66.1%	67.0%
Effect of prior accident years’ reserve development	(3.2%)	(4.3%)
Net loss ratio	62.9%	62.7%
Underwriting expense ratio	29.7%	30.2%
Combined ratio	92.6%	92.9%

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Our Workers’ Compensation segment operating results were $2.8 million for the quarter, consistent with the $2.9 million in the first quarter of 2017, despite a quarter-over-quarter decrease of approximately $700,000 related to our equity-owned Segregated Portfolio Cell (SPC) results. The decrease reflects the impact of SPC equity-owned investment results during the quarter. The SPC equity-owned underwriting results were consistent quarter over quarter.
Gross premiums written increased 8.5% compared to the first quarter of 2017, driven by growth in new business writings, partially offset by renewal rate decreases of 2.6% in a very competitive workers’ compensation pricing market. The quarter over quarter increase in gross premiums written was driven by the Great Falls Insurance Company renewal rights transaction and consistent production results across our operating regions. For the first quarter of 2018, premium retention was 86%, and we retained 9 of the 10 alternative market programs that were available for renewal. Audit premium totaled $1.3 million in 2018 compared to $1.2 million in 2017.
New business increased to $16.6 million for the quarter, compared to $14.0 million in the first quarter of 2017, driven by new business of $3.7 million from the Great Falls transaction.
The 2018 net loss ratio of 62.9% for the quarter was consistent with the net loss ratio of 62.7% in the first quarter of 2017, which reflected more favorable trends in claims closing patterns, partially offset by severity-related claim activity. Prior year net favorable loss reserve development totaled $1.9 million for the quarter compared to $2.4 million in the first quarter of 2017, and included approximately $400,000 in both periods related to the amortization of purchase accounting fair value adjustments.
The decrease in the 2018 underwriting expense ratio primarily reflected the increase in net premiums earned and the continued effective management of operating expenses.

Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended March 31
	2018	2017	% Change
Gross premiums written	$12,361	$12,713	(2.8%)
Net premiums written	$11,841	$11,360	4.2%
Net premiums earned	$12,476	$14,562	(14.3%)
Net investment income	$751	$372	101.9%
Other gains (losses)	$277	$418	(33.7%)
Total revenues	$13,504	$15,352	(12.0%)

Net losses and loss adjustment expenses	$8,486	$9,507	(10.7%)
Underwriting, policy acquisition and operating expenses	$7,246	$6,211	16.7%
Total expenses	$15,732	$15,718	0.1%
Total income tax expense (benefit)	$6	$(7)	185.7%
Segment operating results	$(2,234)	$(359)	(522.3%)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended March 31
	2018	2017
Current accident year loss ratio	70.7%	72.9%
Effect of prior accident years’ reserve development	(2.7%)	(7.6%)
Net loss ratio	68.0%	65.3%
Underwriting expense ratio	58.1%	42.7%

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Results of our Lloyd’s Syndicate segment, which currently represents our 58% participation in the results of Lloyd’s Syndicate 1729, are generally reported on a one-quarter lag, except in those quarters where we believe investors will benefit from knowing the projected effects of a material event occurring during the quarter. Additionally, results associated with the majority of investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are, and have been, reported currently for each period.
Effective January 1, 2018, we increased our participation in the operating results of Syndicate 1729 from 58% to 62% and, as previously reported, began our 100% participation in the operating results of Syndicate 6131. However, due to the quarter delay, these changes will not be reflected in our Lloyd’s Syndicate segment results until the second quarter of 2018. As such, results reported this quarter reflect only our 58% participation in Syndicate 1729.
Gross premiums written were $12.4 million in 2018’s first quarter, a decrease of approximately $350,000 compared to the first quarter of 2017. Net premiums earned declined 14.3% to $12.5 million as a result of an increase in ceded premiums earned which reflected earnings pattern of premiums ceded under certain external reinsurance contracts which were revised in 2017.
The net loss ratio increased quarter-over-quarter by 2.7 points, driven by a decrease in net premiums earned, as discussed above and, to a lesser extent, a decrease in net favorable prior year development as a result of higher ultimate loss estimates on previous years of account.
Underwriting and operating expenses were approximately $1.0 million higher quarter-over-quarter, primarily due to increased staffing to address the anticipated growth in Syndicate 1729 operations and operational expenses associated with the establishment of Syndicate 6131, a newly formed special purpose arrangement (SPA), focusing on contingency and specialty property business that is underwriting on a quota share basis with Syndicate 1729.
Syndicate 1729’s maximum underwriting capacity for 2018 is approximately $185.0 million, which excludes approximately $11.2 million dedicated to Syndicate 6131 for which ProAssurance is the sole capital provider. The capital we are providing for Syndicate 6131 comes from capital we have already committed to the Lloyd’s segment. We support our commitment with investment securities deposited with Lloyd’s which had a fair value of approximately $123.9 million at March 31, 2018.

Corporate Segment ($ in thousands)
	Three Months Ended March 31
	2018	2017	% Change
Net investment income	$21,276	$22,814	(6.7%)
Equity in earnings (loss) of unconsolidated subsidiaries	$1,640	$1,808	(9.3%)
Net realized investment gains (losses)	$(12,463)	$13,253	(194.0%)
Total revenues	$11,396	$38,048	(70.0%)
Operating expenses	$4,678	$8,315	(43.7%)
Segregated portfolio cell dividend expense (income)*	$(117)	$1,229	(109.5%)
Interest expense	$3,705	$4,133	(10.4%)
Income tax expense (benefit)	$(3,428)	$(1,217)	(181.7%)
Segment operating results	$6,558	$25,588	(74.4%)
* Represents the investment results attributable to the SPCs at our Cayman Islands reinsurance subsidiaries.
The quarter-over-quarter decrease in operating results in our Corporate segment resulted from a $25.7 million swing from $13.3 million of net realized investment gains in 2017 to net realized investment losses of $12.5 million in 2018. Earnings from unconsolidated subsidiaries decreased approximately $170,000 due to an increase in partnership operating losses related to our tax credit partnerships as compared to the same period of 2017, almost entirely offset by an increase in our allocable portion of earnings from our investments in LPs/LLCs. Partially offsetting these declines was a quarter-over-quarter reduction in operating expenses, primarily due to a reduction in share-based compensation expense.

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Our projected annual effective tax rates for 2018 and 2017 were a benefit of 2.4% (the result of both the lower statutory federal tax rate and our ability to utilize tax credits in the current period and the previous period through carryback provisions of the tax law) and an expense of 4.8% as of March 31, 2018 and 2017, respectively. Our effective tax rates for the 2018 and 2017 three-month periods were benefits of 40.6% and 3.0%, respectively, which differs from the projected annual effective tax rates due to certain discrete items which reduced our projected annual effective tax rates by 38.2% and 7.8% for the 2018 and 2017 three-month periods, respectively. In the current quarter, the most significant discrete item that decreased our effective tax rate was the treatment of net realized investment losses in the first quarter of 2018. Our calculation of our projected annual effective tax rate during interim periods has historically included an estimate of annual net realized investment gains and losses based on year-to-date results. Due to the recent volatility in the securities markets, we believe that projections for changes in net realized investment gains and losses during the year cannot be reliably estimated and could cause a significant distortion in the projected annual effective tax rate. Therefore, beginning in the first quarter of 2018, net realized investment gains and losses are treated as discrete items and reflected in the effective tax rate in the period in which they are included in income. This treatment of net realized investment losses of $12.5 million for the three months ended March 31, 2018 accounted for 34.7% of the 38.2% reduction in the projected annual effective tax rate due to discrete items.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
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formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;

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•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
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the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

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consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
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the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
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Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
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Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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